     As filed with the Securities and Exchange Commission on July 10, 1998
                                                Registration No. 333-___________

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      __________________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                      __________________________________
                            FRONTIER AIRLINES, INC.
            (Exact name of Registrant as specified in its charter)

COLORADO                                     12015 EAST 46TH AVENUE                       84-1256945
(State or other jurisdiction of              DENVER, COLORADO 80239                    (I.R.S. Employer
 incorporation or organization)                 (303) 371-7400                       Identification Number)
                                        (Address, including zip code, and
                                     telephone number, including area code,
                                   of Registrant's principal executive office)



                                              ARTHUR T. VOSS, ESQ.,
                                       VICE PRESIDENT AND GENERAL COUNSEL
                                             12015 EAST 46TH AVENUE
                                             DENVER, COLORADO  80239
                                                 (303) 371-7400

                             (Name, address, including zip code, and telephone number,
                               including area code, of agent for service of process)

                                                    Copy to:

                                             DOUGLAS R. WRIGHT, ESQ.
                                            JEFFREY A. SHERMAN, ESQ.
                                         PARCEL, MAURO & SPAANSTRA, P.C.
                                        1801 CALIFORNIA STREET, SUITE 3600
                                              DENVER, COLORADO  80202
                                                  (303) 292-6400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed max     Proposed maxi
                                                               imum offering    mum aggregate     Amount of
                                                Amount            price         offering price   registration
  Titles of securities to be registered    to be registered    per security                           fee


Common Stock, no par value                    4,363,001        $   3.50(1)   $15,270,504.00      $4,504.80
                                                 Shares
--------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable
upon exercise of Warrants to purchase         2,318,000        $  3.00 (2)   $ 6,954,000.00      $2,051.43
common stock                                     Shares
 --------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable
upon exercise of a Warrant to purchase          716,929        $   3.75(3)   $ 2,688,483.80      $  793.10
common stock                                     Shares
 --------------------------------------------------------------------------------------------------------------
Common Stock, no par value, issuable
upon exercise of a Warrant to purchase           55,000        $   7.00(4)   $   385,000.00      $  113.57
common stock                                     Shares
 --------------------------------------------------------------------------------------------------------------
Total                                                                        $25,297,987.80      $7,462.90
==============================================================================================================

(1) Calculated pursuant to Rule 457(c) of Regulation C and based upon the closing sale price of the Common Stock on the Nasdaq SmallCap Market on July 8, 1998.
(2) Calculated pursuant to Rule 457(g) of Regulation C and based upon the exercise price of the Warrants to purchase Common Stock of $3.00 per share.
(3) Calculated pursuant to Rule 457(g) of Regulation C and based upon the exercise price of the Warrant to purchase Common Stock of $3.75 per share.
(4) Calculated pursuant to Rule 457(g) of Regulation C and based upon the exercise price of the Warrant to purchase Common Stock of $7.00 per share.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JULY 10, 1998


PROSPECTUS

                            FRONTIER AIRLINES, INC.
                              ___________________

                       7,452,930 SHARES OF COMMON STOCK

                              __________________

     This Prospectus covers 7,452,930 shares (the "Shares") of the Common Stock, no par value, ("Common Stock"), of Frontier Airlines, Inc. (the "Company"), of which 3,089,929 Shares are issuable upon the exercise of certain warrants held by certain persons. Holders of the Shares, are referred to herein as the "Selling Shareholders". Exclusive of any proceeds the Company may receive upon the exercise of the warrants, the Company will not receive any of the proceeds from the sale of the Shares. See "Selling Shareholders."

     The Shares are being offered by the Selling Shareholders through brokers' and dealers' transactions, not involving any underwriter. Brokers or dealers through whom the Shares are sold may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they act as agent. See "Plan of Distribution."

     The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the symbol "FRNT." On July 8, 1998, the closing price of the Common Stock on the Nasdaq SmallCap Market was $3.50.

                       ________________________________
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                       ________________________________

                FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD
                 BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
           SECURITIES, SEE "PRINCIPAL RISK FACTORS" AT PAGE 5 HEREOF.
                       ________________________________
                 The date of this Prospectus is July __, 1998.

       No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission. The Commission also maintains a site on the World Wide Web, the address of which is http//www.sec.gov., that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement. Copies of the Registration Statement are available from the Commission as set forth above.

     The Common Stock of the Company is currently traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information filed by the Company therewith can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (File No. 0-24126) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K, as amended, for the year ended March 31, 1998.
     2. A description of the Company's Common Stock contained in the Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on May 19, 1994, except that the number of authorized shares of Common Stock has been increased to 40,000,000.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to Frontier Airlines, Inc., 12015 East 46th Avenue, Denver, CO 80239,
Attention: Arthur T. Voss (telephone 303-371-7400).

                                  THE COMPANY

     This Prospectus contains forward-looking statements within the meaning of Sections 27A of the Securities Act and 21E of the Exchange Act that describe the business and prospects of Frontier Airlines, Inc. (the "Company") and the expectations of the Company and management. When used in this document, the words "estimate," "anticipate," "project" and similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth. These risks and uncertainties include, but are not limited to: the timing of, and expense associated with, expansion and modification of the Company's operations in accordance with its business strategy or in response to competitive pressures or other factors such as the Company's commencement of passenger service and ground handling operations at several airports and assumption of maintenance and ground handling operations at Denver International Airport ("DIA") with its own employees; general economic factors and behavior of the fare-paying public and the federal government, such as the crash in May 1996 of another low-fare carrier's aircraft that resulted in a federal investigation of the carrier, suspension of the carrier's operations and increased federal scrutiny of low-fare carriers generally that may increase the Company's operating costs or otherwise adversely affect the Company; actions of competing airlines, such as increasing capacity and pricing actions of United Airlines and other competitors; the current limited supply of Boeing 737 aircraft and the higher lease and maintenance costs associated with such aircraft, which may inhibit the Company's ability to achieve operating economies and implement its business strategy; recent changes to the former air transportation excise tax of 10% to a combination of a percentage tax and flight segment fee; and uncertainties regarding aviation fuel prices. Because the Company's business, like that of the airline industry generally, is characterized by high fixed costs relative to revenues, small fluctuations in the Company's yield per RPM or expense per ASM can significantly affect operating results. See "Risk Factors."

     The Company is a low-fare, full-service commercial airline based in Denver, Colorado. The Company currently operates routes linking its Denver hub to 14 cities in 12 states spanning the nation from coast to coast. The Company's current route system extends from Denver to Los Angeles and San Francisco, California; Boston, Massachusetts; New York (La Guardia), New York; Baltimore, Maryland; Chicago (Midway) and Bloomington/Normal, Illinois; Seattle/Tacoma, Washington; Phoenix, Arizona; Minneapolis/St. Paul, Minnesota; Salt Lake City, Utah; Omaha, Nebraska; Albuquerque, New Mexico; and El Paso, Texas. The Company has announced plans to additionally serve San Diego, California, starting July 23, 1998. At present, the Company utilizes four gates at Denver International Airport ("DIA") for approximately 60 daily flight departures and arrivals.

     Organized in February 1994, the Company commenced flight operations in July 1994 with two leased Boeing 737-200 jet aircraft. It has since expanded its fleet to 14 leased jets, including seven Boeing 737-200s, and seven larger Boeing 737-300s.

     The Company's senior management team includes executives with substantial experience in the airline industry, including persons who occupied similar positions at a former airline called Frontier Airlines that served regional routes to Denver from 1950 to 1986. From time to time, the former Frontier Airlines served most of the Company's current and intended markets with jet equipment from its Denver hub.

     The Company's principal office is located at 12015 East 46th Avenue, Denver, Colorado 80239, and its telephone number is (303) 371-7400.

                            PRINCIPAL RISK FACTORS

RISKS RELATED TO THE AIRLINE INDUSTRY GENERALLY

     Effect of General Economic Conditions; Seasonality. The airline industry is significantly affected by general economic conditions. Because a substantial portion of business and personal airline travel is discretionary, the industry tends to experience severe adverse financial results during general economic downturns. Economic and competitive conditions since deregulation of the airline industry in 1978 have contributed to a number of bankruptcies and liquidations among airlines. A worsening of current economic conditions, or an extended period of recession nationally or regionally, could have a materially adverse effect on the Company's operations. The Company's business also is seasonal, which can affect the Company's results of operations from quarter to quarter.

     High Fixed Cost Business. The airline industry is characterized by fixed costs that are high in relation to revenues. Accordingly, a shortfall from expected revenue levels can have a material adverse effect on profitability and liquidity, including those of the Company.

     Increases in Fuel Costs. Fuel is a major component of operating expense for all airlines. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world, and fuel costs fluctuate widely. Fuel accounted for 14.1% of the Company's total operating expenses for the year ended March 31, 1998. The future cost and availability of fuel to the Company cannot be predicted, and substantial sustained price increases or the unavailability of adequate fuel supplies could have a material adverse effect on the Company's operations and profitability. Because newer aircraft are more fuel efficient than the Company's Boeing 737-200 aircraft, a significant increase in the price of jet fuel would therefore result in a higher increase in the Company's total costs than those of competitors using more fuel-efficient aircraft. In addition, larger airlines may have a competitive advantage because they pay lower prices for higher quantities of fuel. The Company intends generally to follow industry trends by raising fares in response to significant fuel price increases. However, the Company's ability to pass on increased fuel costs through fare increases may be limited by economic and competitive conditions, particularly given the Company's low fare strategy.

     Excise Taxes and Flight Segment Fees. Effective October 1,1997, the existing 10% excise tax on passenger fares was reduced initially to 9%, but a per-flight segment fee of $1 was added on domestic flights. The excise tax decreases to 8% October 1, 1998 and to 7.5% on October 1, 1999. The per-flight segment fee increases to $2 effective October 1, 1998, $2.25 effective October 1, 1999 and thereafter increases in annual amounts of 25 cents until it reaches $3.00 effective October 2002. Due to the Company's low fare structure, the combination of a percentage tax and flight segment fee will result in an overall higher tax paid by individuals who purchase tickets on the Company's flights and, consequently, could have a negative impact on the Company's business, financial condition and results of operations if the Company is unable to pass this increased tax burden on to its passengers through increased fares. The Company is unable to predict how the new tax and segment fee will affect demand for the Company's product.

     Federal Regulation. The Company has obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the Department of Transportation ("DOT") and an operating certificate from the FAA; however, the continuation of such authority is subject to continued compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. Management believes that small and start-up airlines are often subject to strict scrutiny by FAA officials, making them susceptible to regulatory demands that can negatively impact their operations. No assurance can be given that the Company will continue to comply with all present and future rules and regulations. In addition, the Company can give no assurance about the costs of compliance with such regulations and the effect of such compliance costs on the profitability of the Company. In May 1996 a relatively new domestic airline, as is the Company, sustained an accident in which one of its aircraft was destroyed and all persons on board were fatally injured. In June 1996 that airline agreed at the FAA's request to cease all of its flight operations for an indefinite period of time. Should the Company experience a similar accident, it would have a material adverse effect on the Company's business and results of operations.

RISKS RELATED TO THE COMPANY

     Net Losses; Substantial Third-Party Credit; Limited Operating History. The Company had net losses of $17,746,000, $12,186,000 and $5,582,000 for the years ended March 31, 1998, 1997 and 1996, respectively. The Company had a working capital deficit of $16,325,000 at March 31, 1998. The Company's suppliers currently provide goods, services and operating equipment on open credit terms. If such terms were modified to require immediate cash payments, the Company would be materially adversely affected. The Company has a limited operating history in a highly competitive industry, and it faces all of the difficulties inherent in a relatively new entrant in the airline industry.

     Need for Additional Financing. The airline industry is capital intensive. Although management believes that the Company can meet its cash requirements for the next 12 months and will not require additional financing for operations during that time, there can be no assurance that the Company will not require additional financing.

     Operating Plan. The Company's success will depend primarily on the success of the Company's business strategy. In its first three years of operation, the Company was compelled to modify its strategy due to market conditions and the actions of competitors. The Company's strategy is based on existing market conditions for airline service to and from Denver and management's perception of potential profitable routes. The Company's routes could become uneconomical, for example, if the economies of its market area or other parts of the United States deteriorate or if competitors take actions that affect the Company's market share or revenues. Accordingly, there is no assurance that the Company's business strategy will prove successful. The success of the Company may ultimately depend on management's ability to react expeditiously and effectively to exigencies that affect the Company's business.

     Costs at Denver International Airport. DIA opened in March 1995, and Stapleton International Airport ("Stapleton") was closed. Financed through revenue bonds, DIA depends on landing fees, gate rentals and other income from airlines, the traveling public and others to pay debt service and support operations. Generally, the Company's cost of operations at DIA will vary as traffic increases or diminishes at that airport. Management believes that the Company's operating costs at DIA substantially exceed those it would have incurred at Stapleton or that other airlines incur at hub airports in other cities. The cost to the Company to operate at DIA may make it difficult for the Company to operate economically at that airport.

     Limited Number of Routes. Because of its small fleet size and limited number of routes, the Company is at a competitive disadvantage compared to other airlines such as United Airlines that can spread their operating costs across more equipment and routes and retain connecting traffic (and revenue) within their much more extensive route networks.

     Competition. The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978 (the "Deregulation Act"), which has substantially eliminated government authority to regulate domestic routes and fares and has increased the ability of airlines to compete with respect to flight frequencies and fares. The Company competes with United Airlines in 11 of the Company's markets, and anticipates that it will compete principally with United Airlines in its future market entries. United Airlines is the dominant carrier out of DIA and a formidable competitor of the Company. Effective in February 1997, United Airlines commenced service using its low fare United "Shuttle" between Denver and Phoenix, Arizona, and on October 31, 1997 service to Salt Lake City was added, markets in which the Company provides services, as well as additional United Airlines flights in certain of the Company's other markets. Additionally, from June 29, 1997 until February 4, 1998 when it ceased flight operations entirely, Western Pacific Airlines, another low-fare carrier, provided service out of DIA. This additional competition, as well as other competitive activities by United and other carriers, have had and could continue to have a material adverse effect on the Company's revenues and results of operations. The Company's current and potential competitors have significantly greater financial resources, larger route networks and superior market identity than the Company.

     Credit Card Security Deposit Risk. The Company has a contract with a credit card processor that requires the Company to provide a letter of credit to match the total amount of air traffic liability associated with credit card customers if the Company does not meet certain financial covenants and if the credit card processor requests that the collateral be increased. As of June 30, 1998, the Company was in default under the financial covenants required by the Contract. As a result, as of July 3, 1998 the Company could be required under this contract to increase the collateral amount from its present level of $4,000,000 to approximately $6,620,000, which would increase the Company's restricted investment balance accordingly.

     Dependence on Executive Officer. The Company is dependent on the active participation of Samuel D. Addoms, its President and Chief Executive Officer. The loss of his services could materially and adversely affect the business of the Company and its future prospects. The Company does not maintain key person life insurance on any of the Company's officers nor does it have employment agreements with its executive officers.

     Airport and Gate Access. The Company has not initially encountered barriers to airport or airport gate access. However, any condition that would deny or limit the Company's access to the airports that the Company intends to utilize in the future or that diminishes the desire or ability of potential customers to travel between any of those cities may have a materially adverse effect on the Company's business. In addition, gates may be limited in some airports, which could adversely affect the Company's operations. In December 1997, the City of New York filed a petition against the DOT and the Company in the United States Court of Appeals for the Second Circuit alleging that the DOT's award to the company of three take-off and three landing slots at New York's La Guardia Airport was unlawful. The appellate court heard oral arguments on this case in late June 1998 and denied the City of New York's petition in July 1998.

     Certain Risks Associated with Aircraft. The Company leases five Boeing 737-200 aircraft, manufactured in 1968 and 1969, and two additional Boeing 737-200 aircraft, manufactured in 1981. The Company also leases two Boeing 737-300 aircraft manufactured in 1985 and 1986, one Boeing 737-300 aircraft manufactured in 1991, three Boeing 737-300 aircraft manufactured in 1997 and one Boeing 737-300 aircraft manufactured in 1998.

     A. Maintenance. Under its aircraft lease agreements, the Company is required to bear all routine and major maintenance expenses. Maintenance expenses comprise a significant portion of operating expenses. In addition, the Company is required periodically to take aircraft out of service for heavy maintenance checks, which can adversely affect revenues. The Company also may be required to comply with regulations and airworthiness directives issued by the Federal Aviation Administration ("FAA"), the cost of which may be partially assumed by the Company's aircraft lessors depending upon the magnitude of the expense. There can be no assurance that the Company will not incur higher than anticipated maintenance expenses, particularly with respect to its older Boeing 737-200 aircraft. The Company's leased aircraft are in compliance with all FAA-issued Airworthiness Directives ("ADs"). However, the Company cannot assure that other ADs will not become due in the future.

     B. Stage 3 Noise Regulations. FAA rules require each new entrant airline such as the Company to have at least 50% of its fleet in compliance with the FAA's Stage 3 noise level requirements. The balance of each airline's fleet must be brought into compliance with Stage 3 in phases, with 75% compliance by January 1999 and full compliance by January 2000. Five of the Company's seven leased Boeing 737-200 aircraft do not presently meet Stage 3 requirements. The seven Boeing 737-300 aircraft leased by the Company are Stage 3 compliant. The Company meets the FAA Stage 3 noise level requirements until January 1999, assuming its existing fleet of nine Stage 3 compliant aircraft and the five non-compliant aircraft. If the Company is unable to secure three additional Stage 3 aircraft by December 31, 1998, it will be required to remove one of its non-Stage 3 Boeing 737-200 aircraft from its certificate or retrofit an existing Stage 2 aircraft to Stage 3 compliance in order to remain in compliance with the Stage 3 noise level requirements.

     C. Local Noise Regulations. As a result of litigation and pressure from airport area residents, airport operators have taken local actions over the years to reduce aircraft noise. These actions have included regulations requiring aircraft to meet prescribed decibel limits by designated dates, curfews during night time hours, restrictions on frequency of aircraft operations and various operational procedures for noise abatement. The Airport Noise and Capacity Act of 1990 ("ANCA") recognizes the right of airport operators with special noise problems to implement local noise abatement procedures as long as such procedures do not interfere unreasonably with the interstate and foreign commerce of the national air transportation system. ANCA generally requires FAA approval of local noise restrictions on Stage 3 aircraft and establishes a regulatory notice and review process for local restrictions on Stage 2 aircraft. An agreement between the City and County of Denver and another city adjacent to DIA precludes the use of Stage 2 aircraft, such as certain of the Company's Boeing 737-200 aircraft, on one of DIA's runways. On occasion, this results in longer taxi times for the Company's aircraft than would otherwise be the case. While this has not had a material adverse effect on the Company's operations to date, the Company's operations could be adversely affected if additional restrictions are imposed at DIA or if locally-imposed regulations become restrictive at any other city on the Company's routes.

     Availability of Aircraft. The demand for and lease prices of used aircraft have increased significantly over the past year. The Company cannot predict how long suitable aircraft will continue to be available, and additional aircraft may not be available on satisfactory terms or at the times needed for the Company's operations.

     Limited Aircraft. The Company currently schedules all nine of its aircraft in regular passenger service with virtually no spare aircraft capability in the event one or more aircraft is removed from scheduled service for unplanned maintenance repairs or other reasons. The Company expects this will remain the case, even as its fleet grows. Moreover, the Company's insurance for aircraft loss or damage carries a deductible requiring the Company to pay up to the first $500,000 of loss or damage unless the aircraft is determined to be a total loss. The loss of use of one or more of the Company's aircraft for a significant period of time could have a materially adverse effect on the Company's operations and operating results.

     Employee Relations. The Company believes it operates with lower personnel costs than many established airlines, principally due to lower base salaries and greater flexibility in the utilization of personnel. There can be no assurance that the Company will continue to realize these advantages over established or other air carriers for any extended period of time. None of the Company's employees is represented by a labor union. The Company's mechanics and stock clerks voted in October 1997 not to be represented by a union. However, if unionization of the Company's employees occurs, the Company's labor costs could materially increase.

     Limitation of Liability and Indemnification. The Company's Articles of Incorporation eliminates the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Company's Bylaws provide that the Company will indemnify its officers and directors to the fullest extent permitted by law.

     Market Effects of Stock. As of the date of this Prospectus, 4,363,001 of the Shares are "restricted securities" and, as such, are generally not available for sale in the public market by the holders of the Shares. Assuming exercise of the warrants, a total of 3,089,929 additional shares of the Company's Common Stock will be available for trading in the public market. This increase in the number of shares of the Company's Common Stock in the market, and the possibility of sales of such stock, may have a depressive effect on the price of the Company's Common Stock in the market. Assuming exercise of the warrants, the 3,089,929 additional shares available for trading in the public market would constitute approximately 18.5% of the then outstanding shares of Common Stock of the Company.

     Volatility of Price of Common Stock. The market price for shares of the Company's Common Stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations.

     Absence of Dividends. The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings to fund operations and to continue development of its business and does not expect to pay any cash dividends on the Common Stock in the foreseeable future.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Shareholders of the Shares offered hereby. See "Selling Shareholders."

     Certain of the Selling Shareholders currently hold warrants to purchase 3,089,929 Shares at exercise prices ranging from $3.00 to $7.00 per share. In the event the Selling Shareholders or their transferees exercise all of the warrants for 3,089,929 Shares, the proceeds to the Company would be $10,027,484.80 and would be used for general corporate purposes.

                             SELLING SHAREHOLDERS

     The Shares registered for sale hereunder are comprised of the following:
(i) an aggregate of 4,363,001 Shares issued to one institutional purchaser in April 1998; (ii) an aggregate of 3,014,926 Shares issuable upon the exercise of warrants issued to institutional purchasers in February, April and May 1998;
(iii) 55,000 Shares issuable upon the exercise of Warrants issued to one Selling Shareholder in connection with the lease by the Company of certain aircraft; and
(iv) 20,000 Shares issuable upon the exercise of a warrant issued to a consultant of the Company.

     Assuming exercise of the warrants, the Shares registered hereunder would represent approximately 44.6% of the Company's issued and outstanding Common Stock.

     The following list sets forth (i) the names of the Selling Shareholders;
(ii) their affiliation or material relationship with the Company, if any during the last three years; (iii) the amount of Shares owned by each prior to this offering; (iv) the amount of Shares being offered hereunder for each

Selling Shareholder's account; and (v) the amount of Shares held by each and (if 1% or more) the percentage of the class owned by each Selling Shareholder after completion of this offering.

                                                                 Shares Owned
                            Shares Owned Before  Shares Offered   After This
Name                         this Offering /1/   Hereunder /1/   Offering/2/
--------------------------  -------------------  --------------  ------------

Wexford Management                    1,750,000       1,750,000          0
LLC, as agent/3/

B III Capital Partners,               5,079,930       5,079,930          0
L.P./4/

The Seabury Group,                      548,000         548,000          0
LLC/5/

General Electric Capital                155,000          55,000       100,000
Corporation/6/

Daniel A. Hersh/7/                       50,000          20,000        30,000
-----------------------------------------------------------------------------
/1/ These amounts include Shares issuable upon exercise of warrants.
/2/ Assumes that all of the Shares being offered hereunder will be sold.
/3/ Wexford Management LLC, a Connecticut limited partnership ("Wexford
    Management") is acting as agent for Imprimis Investors LLC, a Delaware limited liability company ("Imprimis") and Wexford Spectrum Investors LLC, a Delaware limited liability company ("Spectrum"). Imprimis and Spectrum are the beneficial owners of a warrant to purchase 1,750,000 Shares. Wexford Management is the manager of Imprimis and Spectrum. Charles E. Davidson and Joseph M. Jacobs are each officers, managing members and controlling members of Wexford Management. Wexford Management has the right to nominate one member to the Company's Board of Directors.
/4/ B III Capital Partners, L.P., a Delaware limited partnership ("B III") is the owner of the Shares. DDJ Capital III, LLC, a Delaware limited liability company is the general partner of, and DDJ Capital Management, LLC, a Massachusetts limited liability company, is the investment manager for, B
    III. B III has the right to nominate two members to the Company's Board of Directors.
/5/ John E. Luth, a director of the Company, is the President and Chief
    Executive Officer of The Seabury Group, LLC. Prior to Mr. Luth becoming a director of the Company, The Seabury Group, LLC provided financial advisory services to the Company in connection with debt and equity financings in December 1997 and April 1998.
/6/ General Electric Capital Corporation is the lessor of five aircraft to the Company.

/7/ Mr. Hersh is a consultant and provided marketing consulting services to the Company during 1997 and 1998.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders may, from time to time, offer the Shares through dealers or brokers, who may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agents. As of the date hereof, no Selling Shareholder has advised the Company that it has entered into any agreement or understanding with any dealer or broker for the offer or sale of the Shares. The Selling Shareholders may enter into such agreements or understandings in the future. The Selling Shareholders may also offer some or all of the Shares through market transactions on the National Association of Securities Dealers Automated Quotation System (Nasdaq) SmallCap Market, on which the Company's Common Stock is traded. Sales of the Shares through brokers may be made by any method of trading authorized by the Nasdaq SmallCap Market, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus. Sales of Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. No Selling Shareholder has advised the Company that it anticipates paying any consideration, other than usual and customary broker's commissions, in connection with sales of the Shares. The Selling Shareholders are acting independently of the Company in making decisions with respect to the timing, manner and size of each sale.

     Shares issuable upon exercise of the warrants held by certain of the Selling Shareholders will be issued directly by the Company to the Selling Shareholders. No brokerage commission or similar fee will be paid in connection with the issuance of such Shares. The Company will bear all expenses in connection with the registration of the Shares covered by this Prospectus.


                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Shares offered hereby and the organization and existence of the Company have been passed upon for the Company by Parcel, Mauro & Spaanstra, P.C., Denver, Colorado.

                                    EXPERTS

     The financial statements of Frontier Airlines, Inc. as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------


     Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.

                     SEC registration fee       $ 7,462.90

                     Printing and mailing ex-   $ 1,000.00
                     penses

                     Legal fees and             $ 3,000.00
                     expenses

                     Accounting fees and
                     expenses                   $ 2,500.00

                          Total                 $13,962.90


     Item 15  Indemnification of Directors and Officers.
              ------------------------------------------

     The Company's Bylaws requires the Company to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer or the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     The Company's Articles of Incorporation provide that, to the fullest extent permitted by Colorado law, directors and officers of the Company shall not be liable to the Company or any of its shareholders for damages caused by a breach of fiduciary duty by such director or officers.

     Sections 7-109-102 and 103 of the Colorado Business Corporation Act ("CBCA") authorize the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees) judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

     The above discussion of the Company's Articles of Incorporation, Bylaws and the CBCA is only a summary and is qualified in its entirety by the full text of each of the foregoing.

     The Company carries director and officer liability insurance and company reimbursement insurance that provides coverage, subject to certain exclusions, for claims against directors and officers of the Company.


Item 16  Exhibits.
         --------

Exhibit
Numbers   Description of Exhibits
-------   -----------------------

  3.1     Amended and Restated Articles of Incorporation of the Company. (1)

  3.2     Amended Bylaws of the Company (2)

  4.1     Specimen Common Stock certificate of the Company. (3)

  5.1* Opinion of Parcel, Mauro & Spaanstra, P.C. as to the legality of the Shares

  23.1*   Consent of KPMG Peat Marwick LLP

________________________

*    Filed herewith.
(1) Incorporated by reference from exhibit nos. 3.1, 10.28, and 10.32, respectively, of the Company's Annual Report on Form 10-K, as amended, for the year ended March 31, 1998.
(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997.
(3) Incorporated by reference from the Company's Registration Statement on Form SB-2, File No. 33-77790, effective May 20, 1994.

Item 17.  Undertakings.
          ------------

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on July 10, 1998.

Date: July 10, 1998                 FRONTIER AIRLINES, INC.
                                    By:   /s/ Samuel D. Addoms
                                       -----------------------------------------
                                    Samuel D. Addoms Principal Executive
                                    Officer and Principal Financial Officer


Date: July 10, 1998                 By:    /s/ Elissa A. Potucek
                                       -----------------------------------------
                                    Elissa A. Potucek
                                    Principal Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Date:  July 10, 1998                     /s/ Samuel D. Addoms, Director
                                         ---------------------------------------
                                         Samuel D. Addoms, Director

Date:  July 10, 1998                     /s/ William B. McNamara, Director
                                         ---------------------------------------
                                         William B. McNamara, Director

Date:  July 10, 1998                     /s/ D. Dale Browning, Director
                                         ---------------------------------------
                                         D. Dale Browning, Director

Date:  July 10, 1998                     /s/ Arthur H. Amron, Director
                                         ---------------------------------------
                                         Arthur H. Amron, Director

Date:  July 10, 1998                     /s/ John E. Luth, Director
                                         ---------------------------------------
                                         John E. Luth, Director